Exhibit 3.1(a)

ARTICLES OF AMENDMENT
OF
BANNER CORPORATION

Banner Corporation, a corporation organized and existing under the laws of the State of Washington (the “Corporation”), in accordance with the provisions of Section 23B.10.060 of the Washington Business Corporation Act thereof, does hereby certify and submit for filing these Articles of Amendment to its Articles of Incorporation:

FIRST:                The name of the corporation is Banner Corporation.

SECOND:         The Articles of Amendment revise Article VII B. and VII C. of the Corporation’s Articles of Incorporation to read as follows:

Article VII B.   Term of Office. At each annual meeting of shareholders, the shareholders shall elect the directors to hold office until the next annual meeting of shareholders and until their respective successors are elected and qualified; provided that any director who was elected for a multi-year term under a prior version of this Article VII.B shall continue to hold office for the balance of the term for which he or she was elected and until his or her successor is duly elected and qualified.

Article VII C.   Vacancies. Vacancies in the board of directors of the corporation, however caused, and newly created directorships shall be filled by a vote of two-thirds of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders and when the director's successor is elected and qualified.

THIRD:             These Articles of Amendment to the Articles of Incorporation do not provide for an exchange, reclassification or cancellation of any issued shares.

FOURTH:         The amendment was adopted on May 18, 2022.

FIFTH:              The amendment was duly approved by the shareholders of the Corporation in accordance with the provisions of Sections 23B.10.030 and 23B.10.040 of the Washington Business Corporation Act.

SIXTH:               These Articles of Amendment shall be effective immediately upon filing with the Secretary of State of the State of Washington.

[Remainder of page intentionally left blank]

SIGNATURE

Banner Corporation has caused these Articles of Amendment to be signed by Mark J. Grescovich, its President and Chief Executive Officer, this 23rd day of May, 2022.

BANNER CORPORATION

/s/Mark J. Grescovich
Mark J. Grescovich President and Chief Executive Officer